Laegacy

AeonCharge by Laegacy Inc. is building a platform to aggregate EV chargers, paired with our proprietary smart-up technology, to streamline the charging experience for everyone.


AEONCHARGE

Invest

$99.20 minimum investment

Deadline April 1, 2021
in 2 months

Share Price
$0.62

Total Raised
$47,826

Valuation
$4,086,191

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Many electric vehicle (EV) owners currently encounter three major problems: they are required to download multiple apps to charge freely, there are limited smart charging technology offerings, and coverage gaps that restrict charging accessibility. AeonCharge aims to restructure the EV charging platform by focusing on easy charging accessibility through investments in Smart Charge Technology and offering the ability to promptly locate nearby chargers from a range of providers through our mobile app.

DEAL HIGHLIGHTS

- 70% of EV owners we interviewed in Illinois and Indiana say that they will shift to our platform with the current solutions we offer from their current EV charging providers.
- 98% of previous EV owners say they would have not sold their EV and shift back to gasoline-fueled vehicles if our solutions existed back then.
- We are supported by two advisors who are leaders within the EV community.
- With the rapid growth of electric vehicles (EVs) in the United States, the market share of EV charging is expected to grow at 32% Compound Annual Growth Rate (CAGR).
- Support the green energy movement - EV adoption rate will increase with our charging solution that addresses EV owners concerns and improves the convenience of EV charging experience.

PROBLEM

Problem


Problem

When we asked over 430 EV owners about their experiences, we identified three main problems that hindered the convenience for electric vehicle users:

- No universal platform for most electric vehicle owners to easily locate chargers, forcing them to download multiple apps to charge freely.
- Limitation to smart charging; many EV owners do not have access to real-time charger availability notifications.
- Nationwide coverage gaps within the current infrastructure that limits EV charging accessibility.

SOLUTION

Solution


Solutions

AeonCharge is creating a universal platform for users to charge and locate charging stations from a range of providers. Our investment in Smart Charge Technology will allow users to reserve and pay for a charging session with ease. Users will also be able to capitalize on our nationwide offering to eliminate network gaps in the charging network.

How it works


How it Works

AeonCharge plans to develop a free mobile app to find charging stations that will benefit EV owners.

AeonCharge provides a platform for EV drivers to enjoy the benefit of booking, payment, and charging through one single app throughout the United States.Our app eliminates the issue of charging inconvenience through our model by building a community of electric vehicle owners who can easily find and utilize charging stations.

BUSINESS MODEL

Our revenue pipeline comes from commissions every time EV owners utilize our platform. We will take a 30 cents session fee plus 2.9% of the total transaction, which sustains ourselves for charger deployment, maintenance, and ensures price competitiveness to our competitors. The rate will depend on the state with an average of 3 cents per minute.

Business model



Business Model
Comissions
30 cent
session fee
2.9%
of transactions

MARKET

- $66.3M Total Available Market (TAM) in Midwest
- $603.64M TAM in the US
- $15.5 B TAM Global Market
- The market scope is for 2021 and it is growing every year at 32% CAGR
- In 2030, we are expecting a market size of $5.00 Billion TAM in the US

There is a need for AeonCharge on the electric vehicle market as the number of electric vehicles on the road in the U.S. has increased consistently from 2011 to 2020. In 2018, there were 1,000,000 EV drivers, and currently, in 2020 there are an estimated 1,600,000 EV drivers in the US.

AeonCharge's market scope can be equated as:

Total Addressable Market = (# of EVs) x (Frequency) x (Costs / Charging)

Market size



Market Size 2021
$603.64M
TAM in the U.S
=
# of EV's
Frequency
Cost per
Charging
*TAM: Total Addressable Market

PROGRESS

- 430+ interviews
- National Science Foundation Midwest funding
- One national competition award
- One international competition award
- $179,250 cash investment raised to date (valued at $2,04M)
- $40,000 service investment raised to date (valued at $2.04M)
- 37 prospective users
- 19 committed charging points
- Partnership with EnelX as a charger manufacturer
- Android and iOS mobile apps (in-progress, target: February 2021)

TEAM

Our team comes from different backgrounds and cultures. We focus on recruiting a diverse and knowledgeable team, rather than selecting close friends to join the company.



Alec Jansen
CEO/Co-founder

Alec's experiences include working in team settings for the Indianapolis Airport and the Indianapolis Colts. Alec brings critical skills, in technical information,technology (IT), and project management expertise to our organization.



Dwi Sutandar
Co-founder

Dwi has experience in technology and organizational leadership. He has published scholarly articles that have received multiple recognitions, as well as being an advisor for a semiconductor company in Indonesia. Dwi demonstrates an ability to lead an organization as the technical director and vice president of Solar Chapter, an international non-profit organization.

ADVISORS AND INVESTORS



Elizabeth Thompson
CEO and founder of Greater Lafayette Innovation



Dr. Matthew Lynall
Ex-VP of Ernst and Young

And two advisors who are experts in the EV industry. (Requests were made to not disclose their information)

USE OF PROCEEDS

If the offering's maximum amount of $106,950 is raised:

Use	Value	% of Proceeds
Compensation for full-time marketing	$54,000	50.5%
Marketing expenses	$10,000	9.4%
Office spaces and supplies	$10,000	9.4%
Legal services	$3,000	2.8%
Accounting services	$600	0.6%
Netcapital fix cost	$5,000	4.7%
Software development	$15,828	14.8%
Operational Expenses	$3,281	3.1%
Intermediary fees	$5,241	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Laegacy Inc.. This offering must raise at least $10,000 by April 1, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Laegacy may issue additional securities to raise up to $106,950, the offering's *maximum*.

$47,826 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,763,131 shares
× $0.62 per share

$4,193,141 implied valuation

PITCH DECK


LAEGACY
The First Personalized EV Charging Network
An EV Charging Network from EV owners, by EV Owners, for EV owners
Dwi S. Sutandar
dsutandar@laegacy.com
+1(260)704-2938

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FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C/A on December 29, 2020

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Instagram

UPDATES

Dec 29, 2020 • Filed Form C/A

Nov 16, 2020 • Primary offering of 172,500 shares at $0.62

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